Exhibit 4.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

SECURED PROMISSORY NOTE

May 4, 2012	US$391,500

FOR VALUE RECEIVED, EcoReady Corp., a corporation incorporated under the laws of the State of Florida and located at 555 Winderley Place, Suite 300, Orlando, Florida 32751 (the “Company”), hereby promises to pay to the order of Boris Rubizhevsky, individually, or his successors or assigns (the “Holder”), the principal amount of three hundred and ninety-one thousand five hundred dollars (US$391,500) on demand (the date upon which the Holder makes such demand to the Company, the “Demand Date”), and to pay interest on the unpaid principal balance hereof at the rate of twelve percent (12%) per annum commencing on the date hereof (the “Issuance Date”), in accordance with the terms hereof.  This Convertible Promissory Note (as may be amended or supplemented from time to time, the “Note”) is being issued by the Company to memorialize past due compensation owed to the Holder.

1.   Payments of Principal and Interest.

(a)     Payment of Principal. The principal amount of this Note shall be paid to the Holder on the Demand Date.

(b)  Payment of Interest. Interest on the unpaid principal balance of this Note shall accrue at a rate of twelve percent (12%) per annum commencing on the Issuance Date.  Interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed.  Interest shall be paid in full on the Demand Date.  Any accrued but unpaid interest shall, at the option of the Holder, be included, from time to time, in the Conversion Amount (as defined herein).

(c)  Payment of Default Interest.  Any amount of principal or interest on this Note which is not paid when due shall, (i) in the event that the Demand Date occurs following the six (6) month anniversary of the date hereof (such anniversary, the “Trigger Date”), bear interest from the Demand Date until such past due amount is paid at the rate of eighteen percent (18%) per annum (the “Default Rate”) or, (ii) in the event that a Demand Date occurs prior to the Trigger Date, only bear interest at the regular rate pursuant to Section 1(b) hereof and not bear interest at the Default Rate until the Trigger Date, at which time principal or interest on this Note which is not paid as of the Trigger Date shall bear interest at the Default Rate from the Trigger Date until such past due amount is paid.  Any accrued but unpaid Default Interest shall, at the option of the Holder, be included, from time to time, in the Conversion Amount.  For the avoidance of doubt, no interest at the Default Rate shall be applied to any principal or interest prior to the 6 month anniversary of the date hereof.

(d)  General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

(e)  Optional Prepayment.  At any time prior to the Trigger Date and/or the Conversion Date, the Company may pre-pay this Note without penalty and, upon such prepayment in full, the Holder shall have no further rights under this Note, including no rights of conversion.

2.       Grant of Security.  The Company hereby grants a security interest, as that term is defined in the Uniform Commercial Code of New Jersey (the “UCC”), in the Collateral (as such term is hereinafter defined), as security for the payment and performance of all the obligations of the Company under and in connection with this Note now or hereafter existing whether for principal, interest, fees, expenses or otherwise (all such obligations of the Company are hereinafter collectively referred to as the “Secured Obligations”).  The Company, as security for the Secured Obligations, hereby assigns, pledges, transfers and sets over unto the Holder and its successors and assigns, and hereby grants to the Holder a continuing security interest in, all of the Company’s right, title and interest in and to all of the Company’s now existing or hereafter acquired tangible and intangible properties, including, without limitation, a first lien on all present and future assets of the Company and its subsidiaries (including, but not limited to, each of the now existing or hereafter acquired assets described on Exhibit A hereto) (collectively hereinafter referred to as the “Collateral”).

This Note shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until payment in full of the Secured Obligations, (ii) be binding upon the Company, its successors and permitted assigns, and (iii) inure to the benefit of the Holder and its respective successors, transferees and assigns.

This Note secures the payment and performance of all of the Secured Obligations and by its execution hereof, the Company authorizes the Holder to file any and all documents necessary or advisable to properly perfect a security interest in the Collateral, including, but not limited to, the filing of such UCC-1 Financing Statements with the Secretaries of State in any and all jurisdictions deemed advisable by Holder.  Upon the payment in full of the Secured Obligations to the satisfaction of the Holder in its sole discretion, the security interest granted hereby shall terminate, all rights in and to the Collateral shall revert to the Company and the Holder shall duly file, at the expense of the Company, such UCC-3 Amendments necessary to terminate the Holder’s security interest.

3.       Defaults and Remedies.

(a)  Events of Default.  An “Event of Default” means: (i) a default for five (5) days in payment of principal or interest on this Note; (ii) failure by the Company to comply with any material provision of this Note, as set forth in such notice; (iii) the Company, pursuant to or within the meaning of any Bankruptcy Law (as defined herein): (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian (as defined herein) of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company for all or substantially all of its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) days. “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b)  Remedies.  If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including any interest and other amounts due that have not or will not be converted under Section 2 hereof, to be due and payable immediately.  The security interest created by this Note shall be enforceable if an Event of Default shall have occurred and be continuing and the Holder shall have, among other things, the following rights:

a.
subject to the limitations of Section 9-610 and 9-615 of the UCC (if applicable), to sell, assign, transfer and deliver at any time the whole, or from time to time any part, of the Collateral or any rights or interests therein, at public or private sale or in any other manner, at such price or prices and on such terms as the Holder may deem appropriate, and either for cash, on credit, for other property or for future delivery, at the option of the Holder, upon not less than 10 days’ written notice (which 10 day notice is hereby acknowledged by the Company to be reasonable) addressed to the Company at its last address on file with the Holder, but without demand, advertisement or other notice of any kind (all of which are hereby expressly waived by the Company).  If any of the Collateral or any rights or interests therein are to be disposed of at a public sale, the Holder may, without notice or publication, adjourn any such sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, occur at the time and place identified in such announcement.  If any of the Collateral or any rights or interests therein shall be disposed of at a private sale, the Holder shall be relieved from all liability or claim for inadequacy of price.  At any such public sale the Holder may purchase the whole or any part of the Collateral or any rights or interests therein so sold.  Each purchaser, including the Holder should it acquire the Collateral, at any public or private sale shall hold the property sold free from any claim or right of redemption, stay, appraisal or reclamation on the part of the Company which are hereby expressly waived and released to the extent permitted by applicable law.  If any of the Collateral or any rights or interests therein shall be sold on credit or for future delivery, the Collateral or rights or interests so sold may be retained by the Holder until the selling price thereof shall be paid by the purchaser, but the Holder shall not incur any liability in case of failure of the purchaser to take up and pay for the Collateral or rights or interests therein so sold.  In case of any such failure, such Collateral or rights or interests therein may again be sold or not less than 10 days’ written notice as aforesaid;

b.
in addition to the rights and remedies granted to it in this Note and in any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations, the Holder shall have rights and remedies of a secured party under the UCC; and

c.
all cash proceeds received by the Holder in respect of any sale of, or other realization upon, all or any part of the Collateral shall be applied (after payment of any amounts payable to the Holder pursuant to this Note) in whole or in part by the Holder in accordance with the Note.

(c)  Holder Appointed Attorney-in-Fact.  The Company hereby irrevocably appoints the Holder as the Company’s attorney-in-fact, with full authority in the name, place and stead of the Company, from time to time in the Holder’s discretion upon the occurrence and during the continuance of an Event of Default to take any action and to execute any document which the Holder may deem necessary or advisable to accomplish the purposes of this Note.

(d)  Non-Interference with Remedies; Specific Performance.  The Company agrees that following the occurrence and during the continuance of an Event of Default it will not at any time pledge, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Note, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and the Company waives the benefit of all such laws to the extent it lawfully may do so.  The Company agrees it will not interfere with any right, power or remedy of the Holder provided for in this Note now or hereafter existing at law or in equity or by statute or otherwise, or with the exercise or beginning of the exercise by the Holder of any one or more of such rights, powers or remedies.

4.       Voting Rights.  The Holder shall have no voting rights, except as required by applicable law, including, but not limited to, the Florida Corporations Law, and as expressly provided in this Note.

5.       Short Sales.  Holder represents and agrees, as applicable,( i) Holder has not prior to the date hereof, entered into or effected any Short Sales and (ii) so long as the Note remains outstanding, Holder will not enter into or effect any Short Sales.  The Company acknowledges and agrees that upon submission of conversion notice as set forth herein, Holder immediately owns the Common Stock described in the conversion notice and any sale of that Common Stock issuable under such conversion notice would not be considered Short Sales.  For purposes herein, “Short Sales” shall mean entering into any short sale or other hedging transaction which establishes a net short position with respect to the Company.

6.       Lost or Stolen Note.  Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount and interest into Common Stock.

7.       Cancellation.  After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.

8.       Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

9.       Governing Law.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of New Jersey, without giving effect to provisions thereof regarding conflict of laws.  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of New Jersey for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.     Indemnity and Expenses.  The Company agrees:

(a)     To indemnify and hold harmless the Holder and each of its partners, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, attorneys’ fees and expenses) in any way arising out of or in connection with this Note; and

(b)     To pay and reimburse the Holder upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Holder may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), or (ii) the failure by the Company to perform or observe any of the provisions hereof.  The provisions of this Section shall survive the execution and delivery of this Note, the repayment of any or all of the principal or interest owed pursuant hereto, and the termination of this Note.

11.     Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity

12.     Advice of Counsel.  In connection with the preparation of this Note, each of the Company, its stockholders, officers, agents, and representatives acknowledges and agrees that the attorney that prepared this Note acted as legal counsel to the Holder only.  Each of the Company, its stockholders, officers, agents, and representatives hereby acknowledges that (i) such party has been, and hereby is, advised to seek legal counsel and to review this Note with legal counsel of such party’s choice, and (ii) such party has sought such legal counsel, which such legal counsel has reviewed the Note, or hereby waives the right to do so.

13.     Specific Shall Not Limit General; Construction.  No specific provision contained in this Note shall limit or modify any more general provision contained herein.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

14.     Failure or Indulgence Not Waiver.  No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.     Notice.  Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

[-Signature Page Follows-]

IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the Issuance Date.

ECOREADY CORP.

By:	/s/ Boris Rubizhevsky
Name:	Boris Rubizhevsky
Title:	Chief Executive Officer

[-Signature Page to Promissory Note-]

EXHIBIT A

COLLATERAL

(a)
all accounts (as defined in the UCC) including accounts receivable in respect of portfolio investments and payment intangibles, including, without limitation, all contract rights, and all other forms of monetary obligations owing to the Company, and all credit insurance, guaranties, or security therefor, whether or not they have been earned by performance;

(b)
all chattel paper (as defined in the UCC), including, without limitation, electronic chattel paper and tangible chattel paper evidencing both a monetary obligation and a security interest in or lease of goods, together with any guarantees, letters of credit, and other security therefore;

(c)	all commercial tort claims (as defined in the UCC);

(d)
all deposit accounts (as defined in the UCC) and all of the cash and cash equivalents, deposited therein from time to time, and all securities, rights, interests, shares of stock, instruments, interests, or other property contained, deposited, held or otherwise added to any deposit account from time to time;

(e)
all documents (as defined in the UCC), including, without limitation, any paper that is treated in the regular course of business as adequate evidence that the person in possession of the paper is entitled to receive, hold, and dispose of the goods the paper covers, including warehouse receipts, bills of lading, certificates of title, and applications for certificates of title;

(f)
all equipment (as defined in the UCC), machinery and all fixtures (including, without limitation, the items purchased with the proceeds of the Loan), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and thereof and warranties (express and implied) received from the sellers and manufacturers of the foregoing property, and all related claims, credits, setoffs, and other rights of recovery;

(g)
all general intangibles (as defined in the UCC) of any kind, including, without limitation, all money, contract rights, corporate or other business records, all intellectual property rights, inventions, designs, formulas, patents, patent applications, service marks, trademarks, trade names, trade secrets, engineering drawings, goodwill, rights to prepaid expenses, registrations, franchises, copyrights, licenses, customer lists, computer programs and other software (as defined in the UCC), source code, tax refund claims, royalty, licensing and product rights, all claims under guarantees, security interests or other security held by or granted to The Company, all indemnification rights, and rights to retrieval from third parties of electronically processed and recorded data pertaining to any Collateral, things in action, items, checks, drafts, and all orders in transit to or from The Company, credits or deposits of The Company (whether general or special) that are held by the Holder;

(h)	all goods (as defined in the UCC);

(i)
all inventory (as defined in the UCC), whether in the possession of the Company or of a bailee or other person for sale, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials, or consigned, returned or repossessed goods, which are held for sale or lease, which are to be furnished (or have been furnished) under any contract of service or which are raw materials, work in process or materials used or consumed in the Company’s business, and all warranties and related claims, credits, setoffs, and other rights of recovery with respect to any of the foregoing;

(j)
all instruments (as defined in the UCC) including, without limitation, every promissory note, negotiable instrument, certificated security, or other writing that evidences a right to payment of money, that is not a lease or security agreement, and that is transferred in the ordinary course or conduct of business (including worldwide shipment) by delivery with any necessary assignment or endorsement;

(k)
all investment property (as defined in the UCC) pledged to or delivered to the Holder’s control from time to time, and any and all other property in which the Company at any time has rights and in which at any time a security interest has been transferred to the Holder (and regardless of whether any such property constitutes a certificated or uncertificated security or is held directly or through one or more financial intermediaries through book entries);

(l)	all letter of credit rights (as defined in the UCC);

(m)	all supporting obligations (as defined in the UCC);

(n)	all books, files, records (as defined in the UCC) relating to the Collateral;

(o)
each policy and contract of insurance owned or maintained by the Company, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums, and in and to all moneys and claims for moneys in connection therewith;

(p)
all certificates and instruments evidencing any securities or other Collateral subject to this Security Agreement from time to time and all interest, dividends, distributions, cash, investment property, securities, shares of stock, and other amounts and property from time to time received, receivable, paid or payable or otherwise distributed from time to time in respect of, in exchange or substitution for, or as an addition to any of the foregoing Collateral;

(q)	all other tangible or intangible personal property of every kind and nature; and

(r)
all accessions and additions to the foregoing, substitutions therefor, and replacements, products and proceeds (as defined in the UCC) of any of the property of the Company described in clauses (a) through (q) above (including any proceeds of insurance thereon).